Exhibit 99.1

Gulf Resources Reports First Quarter 2014 Financial Results

SHOUGUANG, China, May 9, 2014 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced its financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Highlights

•	Net revenue was $25.6 million, a year-over-year increase of 14%
•	Gross profit was $6.9 million, a year-over-year increase of 52%
•	Gross margin increased to 27%, as compared to 20% in the first quarter of 2013
•	Income from operations was $5.6 million, as compared to $2.6 million in the first quarter of 2014, a year-over-year increase of 115%
•	Operating margin was 22%, as compared to 12% for the first quarter of 2013
•	Net income was $4.3 million or $0.11 per basic and diluted share, versus $1.9 million, or $0.05 per basic and diluted share a year ago, representing a year-over-year increase of 128%.
•	Cash totaled $119.3 million as of March 31, 2014

"We are pleased to report that the revenue from chemical segments products had impressive performance increasing by 36.9% even with the average performance from bromine and crude salt segments in the First Quarter of 2014 as compared with the same period of 2013. The Company's income from operations still increased by 115%, and net income increased by 128% as compared with the same quarter of 2013," said Mr. Xiaobin Liu, CEO of the Company.

First Quarter 2014 Financial Results

Gulf Resources' Net revenue was $25,592,176 for three-month period ended March 31, 2014, an increase of approximately $3.1 million (or 14%) as compared to the same period in 2013. This increase was primarily attributable to the increase of our chemical segment products, which increase from $8,317,427 for the three-month period ended March 31, 2013 to $11,388,365 for the same period in 2014, an increase of approximately 36.9%.

Gross profit was $6,857,772, or 27%, of net revenue for three-month period ended March 31, 2014 compared to $4,517,108, or 20%, of net revenue for the same period in 2013. The increase in gross profit percentage was primarily attributable to an increase in the margin percentage in all of our three segments.

The total research and development costs incurred for the three-month periods ended March 31, 2014 and 2013 were $30,780 and $17,702, respectively, an increase of 74%. Research and development costs for the three-month period ended March 31, 2014 and 2013 represented raw materials used by SYCI for testing the manufacturing routine.

General and administrative expenses were $1,320,518 for the three-month period ended March 31, 2014, a decrease of $648,699 (or 33%) as compared to $1,969,217 for the same period in 2013. The decrease of $648,699 was primarily due to (i) the legal costs and expenses incurred in connection with the class action lawsuit as described in our 2013 Form 10-k, which was $93,200 for the three-month period ended March 31, 2013 and $0 for the same period in 2014 since the lawsuit was settled in early 2014.; and (ii) the unrealized exchange gain in relation to the translation difference of inter-company balances in USD and RMB for the three-month period ended March 31, 2014 was in the amount of $235,424, as compared to the unrealized exchange loss for the same period in 2013 in the amount of $65,119; and (iii) depreciation of $171,404 for January and February 2013 related to Factory No.11, acquired in November 2012, which is recorded in general and administrative expenses instead of cost of goods sold because the factory commenced operations formally in March 2013.

Other operating income, which represented the sales of wastewater to some of our customers, was $117,684 for the three-month period ended March 31, 2014, representing an increase of $22,122(or 23%) from $95,562 for the same period in 2013. Wastewater is generated from the production of bromine and eventually becomes crude salt when it evaporates. Not all of our bromine production plants have sufficient area on the property to allow for evaporation of wastewater to produce crude salt. Certain of our customers who have facilities located adjacent to our bromine production plants have agreed to channel our wastewater into brine pans on their properties for evaporation. These customers then are able to sell the resulting crude salt themselves. We signed agreements with four of our customers to sell them our wastewater at market prices.

Income from operations was $5,601,644 for the three-month period ended March 31, 2014 (or 22% of net revenue), an increase of $2,996,196, or approximately 115%, over income from operations for the same period in 2013. The increase resulted primarily from the increase in the demand for our chemical product segment products.

Other income, net of $53,763 represented bank interest income, net of capital lease interest expense for the three -month period ended March 31, 2014, an increase of $33,926 (or approximately 171%) as compared to the same period in 2013, mainly due to higher average bank balance held during the three months period ended March 31, 2014 compared to the same period ended March 31, 2013.

Net income was $4,286,338 for the three-month period ended March 31, 2011, an increase of $2,403,373 (or approximately 128%) compared to the same period in 2013. This significant increase was primarily attributable to the overall increase in demand for our chemical products.

Income taxes were $1.4 million for the first quarter of 2014, an increase of 84% from $0.7 million for the first quarter of 2013. The Company's effective tax rate was 24% and 28% for the three-month periods ended March 31, 2014 and 2013, respectively.

Financial Condition

As of March 31, 2014, Gulf Resources had cash of $119.3 million, total liabilities of $13.2 million, and stockholders' equity of $296.4 million. Ended March 31, 2014, the Company had working capital of $156.4 million. As of March 31, 2014, the Company generated $12.8 million in cash flow from operations, and used approximately $0.3 million cash for the prepayment of land leases, $0.04 million to acquire property, plant and equipment in the first quarter of 2014.

Business Outlook

"Although we expect bromine prices to stay at current relatively low level in fiscal year 2014 due to the continued slowdown of the economy in China especially from real estate industry, we believe the strategy to take this great opportunity to expand the business segments, by exploring more brine water resources and obtaining bromine assets through acquisitions, the development of new projects and continually looking for attractive horizontal and vertical acquisition targets would enable us to achieve long term growth in the future while considering the sufficient cash flow from our operating activities, "said Mr. Xiaobin Liu, CEO of Gulf Resources." In the meantime, the Company will try to improve its internal control, expand sales markets, increase its production utilization rate and decrease management and administration expenses." Given anticipated bromine price trend, the Company forecasts total revenue approximately $124.3 million, and net income to range between $22.02 million and $23.1 million in fiscal year 2014.

Conference Call

Gulf Resources' management will host a conference call on Monday, May 12, 2014 at 8:00 AM Eastern Time to discuss its financial results for the first quarter ended March 31, 2014.

Hosting the call will be Mr. Xiaobin Liu, CEO of Gulf Resources. The Company's management team will be available for investor questions following the prepared remarks.

To participate in this live conference call, please dial +1 (877) 275-8968 five to ten minutes prior to the scheduled conference call time. International callers should dial +1 (706) 643-1666. The conference participant pass code is 43967621.

A replay of the conference call will be available for 14 days starting starting from 11:00 AM ET on Monday, May 12, 2014. To access the replay, dial +1 (855) 859-2056. International callers should dial +1 (404) 537-3406. The pass code is 43967621.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.gulfresourcesinc.com/events.html. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About GulfResources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.
         Web: http://www.gulfresourcesinc.com

         CEO Assistant & Director of Investor Relations
         Helen Xu
         Beishengrong@vip.163.com

         IR Manager
         Max Ma
         Max_vx@163.com